energy focus™

ENLIGHTEN AND INSPIRE FOR BETTER LIVING

Exhibit 99.1
Energy Focus, Inc. Reports Fourth Quarter and Fiscal Year 2023 Financial Results

SOLON, Ohio, March 21, 2024 -- Energy Focus, Inc. (NASDAQ: EFOI), a leader in sustainable, energy-efficient lighting and controls systems products for the commercial, military maritime and consumer markets, today announced financial results for its fourth quarter and fiscal year ended December 31, 2023.
Full-Year 2023 and Subsequent Business Highlights
•Net sales of $5.7 million, down 4.2% from 2022, reflecting an increased military sales pipeline, superseded by decreasing commercial sales, and continuing fluctuations in the timing, pace, and size of commercial and military projects.
•Positive gross profit margin of 3.9%, up from negative gross profit margin of (5.3)% in 2022, primarily driven by our cost reduction plan related to a reduction of headcount and a reduction of scrap, freight in and out variances.
•Loss from operations of $4.0 million, compared to a loss from operations in 2022 of $9.3 million, driven by overall reduction of cost of sales, product development, selling, general, administrative and interest expenses.
•Net loss of $4.3 million, or $(1.32) per basic and diluted share of common stock, compared to a net loss of $10.3 million, or $(8.88) per basic and diluted share of common stock in 2022.
•Cash of $2.0 million as of December 31, 2023, included in total availability (as defined under “Non-GAAP Measures” below) of $2.0 million, as compared to cash of $52 thousand and total availability of $107 thousand as of December 31, 2022.
•Strategic investment completed in 2023 resulting in net proceeds of $6.1 million through several private placement transactions and conversion of additional $1.7 million of outstanding promissory notes into common stock.
•Received advanced capital contributions of $450 thousand in the next round of private placement.
•Paid down $1.4 million on secured inventory lending facility and $0.6 million on the promissory notes, reducing the outstanding promissory note amount to $1.3 million at December 31, 2023.

“Throughout 2023, the Company continued to make significant cost cutting efforts to address operational expenses while maintaining customer satisfaction and delivering goods on-time. Investments into Energy Focus have contributed to the ability of the Company to continue to not only provide quality products and services, but to both expand and rationalize product offerings.” said Chiao-Chieh (Jay) Huang, Chief Executive Officer.

“From our headquarters in Cleveland, Ohio, we effectively leverage our global outreach via our office in Taiwan. This network allows us to integrate resources, serve a diverse client base, and manage our supply chain with unparalleled efficiency. Our forward-looking product strategy is centered on enhancing the performance and capabilities of our existing product line through strategic partnerships, cutting-edge technological development, and thoughtful acquisitions. We’re committed to introducing groundbreaking products that meet and exceed market demands. Moreover, we’re eagerly exploring emerging markets such as Gulf Cooperation Council (“GCC”) and Central Asia to broaden our business horizon.”

“As the new year unfolds, we, the Energy Focus team, are united in our aspiration to deliver unparalleled quality to our customers and to forge value-creating collaborations with our partners. Our collective efforts are focused on achieving global recognition and success. Embracing the challenges of the new year, we are dedicated to enhancing management efficiency across the company, fortifying EFOI’s resilience in these challenging times. Faced with geopolitical conflicts, rising inflation, complex supply chain dynamics, and the ever-growing threats of cybersecurity, our resolve is
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

not merely to endure but to excel. We’re committed to fostering a culture of “integration,” “leadership,” and “planning,” providing comprehensive training and enhancing cohesion at every level of our organization. This commitment is key to reassuring our customers and maintaining our responsibility towards our shareholders. We extend our warmest greetings and a message of optimism. We look forward to a year of growth, innovation, and shared success.”

Full-Year 2023 Financial Results
Net sales were $5.7 million for 2023, compared with $6.0 million for 2022. Net sales from commercial products were $1.6 million, or 27.9% of total net sales, for 2023, compared with $3.7 million, or 62.8% of total net sales, for 2022. The decrease in net sales of commercial products reflects logistics constraints with higher cost comparing to pre-COVID-19 that impacted our inventory purchasing strategy, continuing fluctuations in the timing, pace and size of commercial project.

Net sales from military and maritime market (“MMM”) products were $4.1 million, or 72.1% of total net sales, for 2023, compared with $2.2 million, or 37.2% of total net sales, for 2022. The increase in net MMM product sales in 2023, as compared to 2022 was mainly due to our significant efforts undertaken to reduce costs in our product offerings and our reposition to be more competitive along with improved production efficiencies. Such efforts allowed us to continue to win bids and proposals that helped grow our MMM sales pipeline.

Gross profit was $0.2 million, or 3.9% of net sales, for 2023, compared with gross loss of $(0.3) million, or (5.3)% of net sales, for 2022. The year-over-year increase in gross margin was driven primarily by our cost reduction plan related to a cut down of headcounts and a reduction of scrap, freight in and out variances, which were partially offset by an increased cost of material and temporary labor. As a result, variable costs decreased 9.9%, as compared to 2022, to 81.7% of net 2022 sales. Adjusted gross margin, as defined under “Non-GAAP Measures” below, was 4.3% for full-year 2023, compared to (4.8)% in the prior year, primarily driven by lower variable costs in 2023.

Operating loss was $4.0 million for 2023. This compares with an operating loss of $9.3 million for 2022. Net loss was $4.3 million, or $(1.32) per basic and diluted share of common stock, for 2023. This compares with a net loss of $10.3 million, or $(8.88) per basic and diluted share of common stock, for 2022, which included a loss of $338 thousand on the impairment of fixed assets.

Adjusted EBITDA, as defined under “Non-GAAP Measures” below, was a loss of $3.9 million for 2023, compared with a loss of $8.7 million for 2022. The decreased Adjusted EBITDA loss in 2023, as compared to 2022, was primarily due to reduction in headcounts for salaries, severance, commissions, trade show, marketing, travel, software cost, consulting and professional expenses, etc.

Cash was $2.0 million as of December 31, 2023 as compared to $0.1 million as of December 31, 2022. As of December 31, 2023, the Company had total availability, as defined under “Non-GAAP Measures” below, of $2.0 million, which consisted of $2.0 million of cash. As of December 31, 2022, the Company had total availability, as defined under “Non-GAAP Measures” below, of $107 thousand, which consisted of $52 thousand of cash and $55 thousand of additional borrowing availability under its credit facilities.

Fourth Quarter 2023 Financial Results:
Net sales were $2.4 million for the fourth quarter of 2023, up 260.9% compared with $0.7 million for the fourth quarter of 2022. Net sales from commercial products were $0.3 million, or 13.9% of total net sales, for the fourth quarter of 2023, approximately the same when compared to net sales from commercial products of $0.4 million, or 52.8% of total net sales, for the fourth quarter of 2022, reflecting the continuing impacts on our customers of the COVID-19 pandemic due to decreased demand in commercial space and commercial lighting and constraints from higher transportation cost. Net sales from MMM products were $2.1 million, or 86.1% of total net sales, for the fourth quarter of 2023, up from $0.3 million, or 47.3% of total net sales, in the fourth quarter of 2022. Sales were higher in the current period due to a larger focus on military sales in 2023.
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Gross profit was $0.1 million, or 3.1% of net sales, for the fourth quarter of 2023, compared with gross loss of $0.2 million, or (35.9%) of net sales, for the fourth quarter of 2022. Sequentially, this compares with a gross loss of $48 thousand, or (3.6)% of net sales, in the third quarter of 2023. The year-over-year increase in gross margin was primarily driven by higher sales, along with decreased fixed and variable costs over net sales. The fixed cost over net sales was 4.3% for the fourth quarter of 2023, compared with 13.0% for the fourth quarter of 2022. The variable cost over net sales was 96.2% for the fourth quarter of 2023, compared with 122.8% of net sales for the fourth quarter of 2022. Sequentially, this compares to fixed cost of 17.0% over net sales and variable cost of 82.1% over net sales in the third quarter of 2023.
Adjusted gross margin, as defined under “Non-GAAP Measures” below, was 7.0% for the fourth quarter of 2023, compared to (55.8)% for the fourth quarter of 2022 and compared sequentially to 1.0% in the third quarter of 2023. The increase in adjusted gross margin from the fourth quarter of 2022 and third quarter of 2023 is mainly due to lower fixed and variable costs and higher sales of inventory on hand.
Operating loss was $0.8 million for the fourth quarter of 2023, compared with an operating loss of $2.0 million for the fourth quarter of 2022. Sequentially, this compares to an operating loss of $0.9 million in the third quarter of 2023. The year-over-year decrease in the quarterly operating loss was primarily attributable to significant cost cutting measures taken by the Company.
Net loss was $0.8 million in the fourth quarter of 2023, compared with net loss of $2.3 million in the fourth quarter of 2022. Sequentially, this compares to a net loss of $0.9 million in the third quarter of 2023.
Net loss per basic and diluted share of common stock was $(0.20) for the fourth quarter of 2023, compared with net loss per basic and diluted share of common stock of $(1.69) in the fourth quarter of 2022. Sequentially, this compares to a net loss per basic and diluted share of common stock of $(0.27) in the third quarter of 2023.
Adjusted EBITDA, as defined under “Non-GAAP Measures” below, was a loss of $0.7 million for the fourth quarter of 2023, compared with a loss of $1.8 million in the fourth quarter of 2022 and a loss of $0.9 million in the third quarter of 2023.
About Energy Focus

Energy Focus is an industry-leading innovator of sustainable light-emitting diode (“LED”) lighting and lighting control technologies and solutions. As the creator of the first flicker-free LED lamps, Energy Focus develops high quality LED lighting products and controls that provide extensive energy and maintenance savings, as well as aesthetics, safety, health and sustainability benefits over conventional lighting. In 2023, EFOI announced plans to add high efficiency GaN (gallium nitride) power supply products to its product portfolio. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com.
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Forward-Looking Statements:
This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.
###
Investor Contact:
Chiao Chieh (Jay) Huang
Chief Executive Officer
(800) 327-7877

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Balance Sheets
(Audited)
(in thousands)

	December 31,
	2023	2022
ASSETS
Current assets:
Cash	$2,030	$52
Trade accounts receivable, less allowances of $20 and $26, respectively	1,570	445
Trade accounts receivable - related party	202	—
Inventories, net	4,439	5,476
Prepayments to vendors	792	592
Prepaid and other current assets	156	232
Receivable for claimed ERTC	—	445
Total current assets	9,189	7,242
Property and equipment, net	112	76
Operating lease, right-of-use asset	899	1,180
Total assets	$10,200	$8,498
LIABILITIES
Current liabilities:
Accounts payable	$1,624	$2,204
Accounts payable - related party	2,146	—
Accrued liabilities	110	145
Accrued legal and professional fees	64	—
Accrued payroll and related benefits	199	261
Accrued sales commissions	62	76
Accrued warranty reserve	150	183
Operating lease liabilities	223	198
Promissory notes payable, net of discounts and loan origination fees	1,323	2,618
Advanced capital contribution	450	—
Related party promissory notes payable	—	814
Credit line borrowings, net of loan origination fees	—	1,447
Total current liabilities	6,351	7,946

(continued on the following page)

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Condensed Consolidated Balance Sheets
(Audited)
(in thousands)

	December 31,
	2023	2022
Operating lease liabilities, net of current portion	798	1,029
Total liabilities	7,149	8,975

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, par value $0.0001 per share:
Authorized: 5,000,000 shares (3,300,000 shares designated as Series A Convertible Preferred Stock) at December 31, 2023 and December 31, 2022
Issued and outstanding: 876,447 shares at December 31, 2023 and December 31, 2022	—	—
Common stock, par value $0.0001 per share:
Authorized: 50,000,000 shares at December 31, 2023 and December 31, 2022
Issued and outstanding: 4,348,690 shares at December 31, 2023 and 1,406,920* shares at December 31, 2022	—	1
Additional paid-in capital	156,369	148,545
Accumulated other comprehensive loss	(3)	(3)
Accumulated deficit	(153,315)	(149,020)
Total stockholders' equity (deficit)	$3,051	$(477)
Total liabilities and stockholders' equity (deficit)	$10,200	$8,498
*Shares outstanding for prior periods have been restated for the 1-for-7 reverse stock split effective June 16, 2023.
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Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
Net sales	$2,393	$1,339	$663	$5,717	$5,968
Cost of sales	2,318	1,387	901	5,494	6,286
Gross profit (loss)	75	(48)	(238)	223	(318)

Operating expenses:
Product development	144	142	269	587	1,491
Selling, general, and administrative	696	713	1,255	3,607	7,148
Loss on impairment	—	—	262	—	338
Total operating expenses	840	855	1,786	4,194	8,977
Loss from operations	(765)	(903)	(2,024)	(3,971)	(9,295)

Other expenses (income):
Interest income	(57)	—	—	(57)	—
Interest expenses	154	34	275	380	954
Other income	(14)	—	—	(30)	(30)
Other expenses	(2)	7	7	26	56

Loss from operations before income taxes	(846)	(944)	(2,306)	(4,290)	(10,275)
Provision for income taxes	3	—	4	3	4
Net loss	$(849)	$(944)	$(2,310)	$(4,293)	$(10,279)

Net loss per common stock basic and diluted:
Net loss	$(0.20)	$(0.27)	$(1.69)	$(1.32)	$(8.88)

Weighted average shares of common stock outstanding:
Basic and diluted*	4,349	3,514	1,369	3,241	1,158
* Shares outstanding for prior periods have been restated for the 1-for-7 reverse stock split effective June 16, 2023.

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Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
Cash flows from operating activities:
Net loss	$(849)	$(944)	$(2,310)	$(4,293)	$(10,279)
Adjustments to reconcile net loss to net cash used in operating activities:
Other income	—	—	—	(40)	(30)
Capitalized interest on promissory notes payable	—	—	40	—	40
Depreciation	9	8	30	33	159
Stock-based compensation	8	(13)	2	44	117
Provision for doubtful accounts receivable	(44)	—	17	6	14
Provision for slow-moving and obsolete inventories	93	62	(132)	25	32
Provision for warranties	4	—	(58)	(33)	(111)
Amortization of loan discounts and origination fees	57	59	117	225	364
Loss on impairment	—	—	262	—	338
Changes in operating assets and liabilities:
Accounts receivable	(682)	(46)	543	(1,131)	783
Accounts receivable - related party	(202)	—	—	(202)	—
Inventories	369	340	812	1,012	2,358
Prepayments to vendors	(60)	(117)	171	(200)	120
Prepaid and other assets	33	28	85	521	247
Accounts payable	(706)	(731)	91	(580)	(1)
Accounts payable - related party	1,874	272	—	2,146	—
Accrued and other liabilities	(48)	87	(135)	(47)	(584)
Right of use assets and lease liabilities	75	—	—	75	(12)
Deferred revenue	—	—	(7)	—	(268)
Total adjustments	780	(91)	1,838	1,854	3,566
Net cash used in operating activities	(69)	(1,035)	(472)	(2,439)	(6,713)

Cash flows from investing activities:
Acquisitions of property and equipment	(42)	(27)	—	(69)	(41)
Proceeds from the sale of property and equipment	—	—	25	—	25
Net cash (used in) provided by investing activities	(42)	(27)	25	(69)	(16)
(continued on the next page)

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Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
Cash flows from financing activities:
Proceeds from the issuance of common stock and warrants	—	1,750	—	6,079	3,500
Costs related to reverse stock-split	—	—	—	(16)	—
Offering costs paid on the issuance of common stock and warranties	—	—	—	—	(334)
Proceeds from exercise of stock options and purchases through employee stock purchase plan	—	—	1	—	6
Principal payments under finance lease obligations	—	—	—	—	(1)
Payments on the 2021 Streeterville Note	—	—	(205)	—	(1,640)
Payments on the 2022 Streeterville Note	—	(125)	—	(625)	—
Proceeds from the 2022 Streeterville Note	—	—	—	—	2,000
Proceeds from related party promissory notes payable	—	—	350	—	800
Proceeds from promissory notes payable	—	—	650	—	650
Net payments on credit line borrowings - Credit Facilities	—	(188)	(553)	(1,402)	(768)
Payments for deferred financing costs	—	—	215	—	(114)
Advanced capital contribution	450	—	—	450	—
Net cash provided by financing activities	450	1,437	458	4,486	4,099

Net increase (decrease) in cash	339	375	11	1,978	(2,630)
Cash, beginning of period	1,691	1,316	41	52	2,682
Cash, end of period	$2,030	$1,691	$52	$2,030	$52

Non-cash investing and financing activities:
Debt-to-equity exchange transactions	$1,716	$—	$304	$1,716	$304

Sales by Products
(In thousands)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
Commercial products	$332	$498	$350	$1,593	$3,746
Military maritime products	2,061	841	313	4,124	2,222
Total net sales	$2,393	$1,339	$663	$5,717	$5,968

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Non-GAAP Measures

In addition to the results in this release that are presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), we provide certain non-GAAP measures, which present operating results on an adjusted basis. These non-GAAP measures are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and, include:

•total availability, which we define as our ability on the period end date to access additional cash if necessary under our short-term credit facilities, plus the amount of cash on hand on that same date;
•adjusted EBITDA, which we define as net income (loss) before giving effect to restructuring expenses, financing charges, loss on impairment, income taxes, non-cash depreciation, stock compensation, and incentive compensation; and
•adjusted gross margins, which we define as our gross profit margins during the period without the impact from excess and obsolete, in-transit and net realizable value inventory reserve movements that do not reflect current period inventory decisions.

We believe that our use of these non-GAAP financial measures permits investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies within the industry by isolating the effects of items that may vary from period to period without correlation to core operating performance or that vary widely among similar companies, and to assess liquidity, cash flow performance of the operations, and the product margins of our business relative to our U.S. GAAP results and relative to other companies in the industry by isolating the effects of certain items that do not have a current period impact. However, our presentation of these non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. Further, there are limitations on the use of these non-GAAP measures to compare our results to other companies within the industry because they are not necessarily standardized or comparable to similarly titled measures used by other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they form part of the basis for how our management team and Board of Directors evaluate our operating performance.

Total availability, adjusted EBITDA and adjusted gross margins do not represent cash generated from operating activities in accordance with U.S. GAAP, are not necessarily indicative of cash available to fund cash needs and are not intended to and should not be considered as alternatives to cash flow, net income and gross profit margins, respectively, computed in accordance with U.S. GAAP as measures of liquidity or operating performance. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP are provided below.

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	As of
(in thousands)	December 31, 2023	September 30, 2023	December 31, 2022
Total borrowing capacity under credit facility	$—	$—	$1,567
Less: Line of credit borrowings, gross(1)	—	—	(1,512)
Excess availability under credit facility(2)	—	—	55
Cash	2,030	1,691	52
Total availability(3)	$2,030	$1,691	$107
(1)Forms 10-Q and 10-K Balance Sheets reflect the Line of credit net of debt financing costs of $0, $0, and $65, respectively.
(2)Excess availability under credit facilities - represents difference between maximum borrowing capacity of credit facility and actual borrowings
(3)Total availability- represents Company’s ‘access’ to cash if needed at point in time

	Three months ended				Twelve months ended
(in thousands)	December 31,		September 30,	December 31,	December 31,
	2023		2023	2022	2023	2022
Net loss	$(849)		$(944)	$(2,310)	$(4,293)	$(10,279)
Interest expenses, net	154		34	275	380	954
Loss on impairment of property & equipment	—		—	262	—	338
Other income	(14)		—	—	(30)	(30)
Provision for income taxes	3		—	4	3	4
Depreciation	9		8	30	33	159
Stock-based compensation	8		(13)	2	44	117
Other incentive compensation	9		(22)	(19)	(18)	16
Adjusted EBITDA	$(680)	$—	$(937)	$(1,756)	$(3,881)	$(8,721)

	Three months ended						Twelve months ended
(in thousands)	December 31, 2023		September 30, 2023		December 31, 2022		December 31, 2023		December 31, 2022
	($)	(%)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Net sales	$2,393		$1,339		$663		$5,717		$5,968
Reported gross profit	75	3.1%	(48)	(3.6)%	(238)	(35.9)%	223	3.9%	(318)	(5.3)%
E&O, in-transit and net realizable value inventory reserve changes	93	3.9%	62	4.6%	(132)	(19.9)%	25	0.4%	32	0.5%
Adjusted gross margin	$168	7.0%	$14	1.0%	$(370)	(55.8)%	$248	4.3%	$(286)	(4.8)%
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877